                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                           NEWS RELEASE

For More Information, Contact:

Robert R. Anderson                              Laurence G. Colegate, Jr.
Chairman of the Board                           Senior Vice President,
Chief Executive Officer                         Finance and Administration
Silicon Valley Research, Inc.                   Silicon Valley Research, Inc.
(408) 361-1011                                  (408) 361-1015
bob@svri.com                                    larryc@svri.com


                             SILICON VALLEY RESEARCH
                      COMPLETES ACQUISITION OF QUALITY I.C.

SAN JOSE, CALIFORNIA, APRIL 1, 1998 -- SILICON VALLEY RESEARCH, INC. (NASD:
SVRI) announced today that it has successfully completed the acquisition of Quality I.C. Corporation of Austin, Texas. Quality I.C. provides Integrated Circuit (IC) design consulting services. James Benouis, President of Quality I.C., has been appointed President and Chief Operating Officer of SVR. Quality I.C. will operate as a wholly owned subsidiary of SVR.

           Under the terms of the acquisition agreement, SVR has acquired all of the outstanding shares of Quality I.C. for 3,150,000 shares of SVR common stock and cash in the amount of $200,000. The acquisition will be accounted for using the purchase method. Accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair market values on the date of acquisition. The amounts allocated to in-process technology, which are presently being determined, will be expensed, resulting in a one-time charge in SVR's fourth fiscal quarter ended March 31, 1998.

           Founded in 1979, Silicon Valley Research, Inc. develops, markets and supports innovative IC physical design software for floorplanning, placement, routing, custom layout and parasitic extraction of deep submicron Integrated Circuits (ICs). SVR also provides design consulting services and support to its customers. The advanced technology in SVR's production-proven tools results in denser, higher yielding, high performance chips. Headquartered in San Jose, California, SVR has sales offices and distributors in the United States, Europe and Asia.

           The preceding paragraphs include forward-looking statements about the acquisition of Quality I.C. and the combination of the two companies. All forward-looking statements involve risks and uncertainty, and actual results of SVR could vary materially from the forward-looking statements as a result of factors including, without limitation, successful integration of the two companies, successful product introduction, acceptance of SVR's products and increased competition. Further information on potential factors which may affect SVR's financial results are included in SVR's Quarterly Reports on Form 10-Q and SVR's Annual Report on Form 10-K.

(For additional technical information, visit SVR's Web site, http://www.svri.com)


                                     # # #